Whitestone REIT Provides Business Update on Impact of COVID-19

With Outstanding Assets in Attractive Markets and a Strong Balance Sheet, Whitestone Believes that it Remains Well-Positioned for Long-Term Value Creation

Taking Appropriate Actions to Enhance Strength of Business and Financial Flexibility

Taking Prudent Step to Increase Cash Reserves Through a Reduced Dividend

Suspends Fiscal 2020 Guidance

HOUSTON, March 24, 2020 - Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”) today provided a business update related to the impact of COVID-19.

“The health and safety of our employees, tenants and communities are Whitestone’s top priority,” said Jim Mastandrea, Chairman and Chief Executive Officer. “Given the important role of our shopping centers in the communities we serve, we are carefully monitoring the spread and impact of COVID-19 and taking proactive measures to maintain the strength of our business and ensure the continuity of operations, as local conditions permit. During this extraordinary period of uncertainty, we are taking a prudent pause in making acquisitions, and carefully evaluating development and redevelopment activities on a case-by-case basis. We are maintaining an open line of communication with our tenants, working closely and helping them apply for potential government subsidies when available.”

“We believe that our business model is resilient, as many stores at our properties currently remain open to provide essential goods and services to communities, such as grocery stores, convenience stores and pharmacies,” Mr. Mastandrea added. “Additionally, many restaurants at our community-centered properties remain open and are providing take-out and/or delivery service to local neighborhoods. We are proud to continue serving the communities that rely on us for daily essentials, located in some of the largest markets in Texas and Arizona. All of us at Whitestone greatly appreciate the hard work of our employees, our tenants and the heroes on the front lines of this crisis - including our local police, fire and EMS professionals, and nurses, doctors and other health care providers.”

Business Performance Update

Whitestone completed 2019 with a strong balance sheet, profitable operating statements, minimal store closures, and a stable and well-diversified tenant base. The Company achieved profitable growth in 2019 driven by operational excellence, successful redevelopment and development initiatives, and value-enhancing acquisitions and divestitures. As in the past, Whitestone intends to be a judicious steward of capital, and as such, is pausing acquisitions at this time.

Whitestone has put in place a temporary response team to address tenant concerns during this unprecedented time.

Financial Update

Balance Sheet

At December 31, 2019, the Company had $15.5 million of cash available on its balance sheet and $30.9 million of availability under its credit facility. To ensure adequate liquidity for a sustained period, Whitestone recently drew down $30 million of the availability of the revolving credit facility as a precautionary measure to preserve the Company’s financial flexibility. As a result, Whitestone currently has utilized its full capacity under its revolving credit facility, subject to future changes in the borrowing base.

At December 31, 2019, Whitestone had total real estate debt, net of cash, of $630.4 million, of which approximately 85% was subject to fixed interest rates. The Company’s weighted average interest rate on all fixed rate debt was 4.1% and the weighted average remaining term was 5.3 years.

Operating Expenses

The Company is proactively implementing expense reductions at the property level to minimize cost pass-throughs to our tenants and at the corporate level to preserve profitability.

2020 Guidance Update

Given the uncertainty due to COVID-19, Whitestone is withdrawing its 2020 guidance previously announced on February 26, 2020. The Company is not providing updated guidance at this time, primarily due to uncertainty regarding the underlying assumptions of bad debt, occupancy and same store net operating income growth.

Second Quarter of 2020 Dividend; Prudent Dividend Reduction

In further pursuit of ensuring the financial flexibility of Whitestone, Whitestone’s Board of Trustees (the “Board”) determined to conserve additional liquidity by reducing its dividend in response to the COVID-19 pandemic. The dividend reduction will result in over $30 million of annualized cash savings. The Board has declared a monthly cash dividend of $0.035 per share on the Company’s common shares and operating partnership units. The dividend amount of $0.035 per share represents a quarterly amount of $0.105, and an annualized amount of $0.42 per share. The dividend being paid is a reduction from the $0.095 per share monthly cash dividend previously paid, which represented a quarterly amount of $0.285, and an annualized amount of $1.14 per share. The Board will regularly reassess the dividend, particularly as there is more clarity on the duration and severity of the national COVID-19 crisis and as business conditions improve.

The second quarter dividend distribution for 2020 will be as detailed below:

Month	Record Date	Payment Date
April	April 7, 2020	April 15, 2020
May	May 4, 2020	May 13, 2020
June	June 2, 2020	June 12, 2020

Mr. Mastandrea concluded, “Given the unprecedented impact of the global pandemic, we are taking appropriate steps to provide stability and financial flexibility while continuing to pay a dividend to shareholders. As we’ve emphasized over the past several years, we have outstanding assets in favorable markets and a strong balance sheet, and we remain laser focused on enhancing the quality of our assets to mitigate risk. We are fortunate to have an outstanding team that, since our IPO, has actively and successfully built and managed the Company’s portfolio and capital structure, putting Whitestone in a position of strength prior to the onset of this crisis.”

About Whitestone REIT
Whitestone is a community-centered retail REIT that acquires, owns, manages, develops and redevelops high quality "e-commerce resistant" neighborhood, community and lifestyle retail centers principally located in the largest, fastest-growing and most affluent markets in the Sunbelt. Whitestone’s optimal mix of national, regional and local tenants provides daily necessities, needed services and entertainment to the communities in which they are located. Whitestone's properties are primarily located in business-friendly Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio, which are among the fastest growing U.S. population centers with highly educated workforces, high household incomes and strong job growth. For additional information, visit www.whitestonereit.com.

Forward Looking Statements
Certain matters within this press release, including with respect to the details of the Company’s acquisition and development and redevelopment activity, activities of its tenants, business performance, liquidity and capital balance sheet position, operating expense reductions and dividend policy and amounts, are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. These factors include, without limitation: (a) the impact of the coronavirus (COVID-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to draw amounts under its credit facility, (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses that adversely affect the ability and willingness of the Company’s tenants to satisfy their obligations to the Company, (iii) the ability and willingness of the Company’s tenants to continue to pay rent on time or at all, renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases, and (iv) federal and state government initiatives to mitigate the impact of the coronavirus pandemic, including additional restrictions on business activities and potential shelter-in-place other restrictions, either nationally or in Texas or the Phoenix, Arizona areas and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to accurately assess and predict the impact of the coronavirus pandemic on its results of operations, financial condition, acquisition and disposition activities and growth opportunities; and (c) the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings the Company makes from time to time with the Securities and Exchange Commission.

Contact Whitestone REIT:
Kevin Reed
Director of Investor Relations
(713) 435-2219
ir@whitestonereit.com